Exhibit 99.1

Tempest Releases New Data Demonstrating Superiority of

TPST-1120 Arm Across Multiple Study Endpoints in

Randomized First-Line HCC Study

•	New data package reveals improvements in multiple categories for TPST-1120 combined with atezolizumab + bevacizumab versus standard of care atezolizumab + bevacizumab in a global Phase 1b/2 study

•

30% confirmed ORR achieved in TPST-1120 arm compared to 13.3% for atezolizumab + bevacizumab in the control arm, a substantial increase specific to the TPST-1120 arm compared to the previous data cut of 17.5% versus 10.3% in the control arm

•	Results show a favorable PFS and OS hazard ratio for TPST-1120 arm versus atezolizumab + bevacizumab control arm

•	Biomarker data for the TPST-1120 arm demonstrate:

•	increased confirmed ORR of 43% and DCR of 100% in subpopulation of patients with a beta catenin mutation; and

•	consistent confirmed ORR of 27% in PD-L1 negative patients, as compared to 7% in the atezolizumab + bevacizumab control arm

•	40% of patients on the TPST-1120 arm remain on treatment, as compared to 16.7% for atezolizumab + bevacizumab control arm

•	Company to host webcast conference call today at 8:30am ET

Brisbane, CA, October 11, 2023 –Tempest Therapeutics, Inc. (Nasdaq: TPST), a clinical-stage oncology company developing first-in-class1 therapeutics that combine both targeted and immune-mediated mechanisms, today announced new and updated positive results from the planned data analysis of an ongoing global randomized Phase 1b/2 clinical study in which TPST-1120, Tempest’s PPARα antagonist, shows clinical superiority in multiple study endpoints when combined with atezolizumab and bevacizumab in a randomized comparison to atezolizumab and bevacizumab in the first-line treatment of patients with unresectable or metastatic hepatocellular carcinoma (“HCC”).

“This comprehensive analysis of more mature clinical data shows an even greater benefit than the earlier interim analysis of the TPST-1120 triplet therapy over standard of care alone, both for the entire study population and in subpopulations of patients, the latter of which was predicted by TPST-1120’s proposed mechanism of action,” said Stephen Brady, president and chief executive officer of Tempest. “First-line HCC remains an indication with substantial opportunity to improve patient outcomes and, based upon these data, we are excited about the opportunity to move TPST-1120 into a pivotal study. Given these new data and the Phase 1 evidence of activity beyond HCC, we look forward to advancing discussions with potential partners who share our vision for TPST-1120.”

These new data were provided by F. Hoffman La-Roche (“Roche”) from a clinical collaboration pursuant to which Roche managed the study operations for this multicenter trial. Tempest retains all product rights to TPST-1120. Data from 40 patients randomized to the TPST-1120 arm and 30 patients randomized to the control arm, with a median follow-up of 9.2 and 9.9 months, respectively, show:

•

Confirmed objective response rate (“cORR” or “confirmed ORR”) of 30% for the TPST-1120 triplet arm versus 13.3% for the atezolizumab + bevacizumab control arm; duration of response (“DoR”) has not yet been reached

•	Hazard ratio (“HR”) favors the TPST-1120 arm for key survival endpoints

•	Progression free survival (“PFS”): median PFS of 7 mo (5.6 mo, 13.8 mo) for TPST-1120 arm versus 4.27 mo (2.8 mo, 7.3 mo) for the control arm; HR of 0.7 favors TPST-1120 arm and is not yet mature

•	Overall survival (“OS”): median OS not reached for the TPST-1120 arm (10.84 mo, NE) versus 15.1 mo (7.49 mo, NE) for the control arm; HR 0.59 favors TPST-1120 arm and is not yet mature

•	New biomarker subpopulation findings are consistent with the mechanism of action of TPST-1120

•	Patients with b-catenin activating mutations (21% in this study (n=7)) showed a cORR of 43% and a disease control rate (“DCR”) of 100% in the TPST-1120 arm

•

Distinct from the control arm, the TPST-1120 arm was consistently active across both PD-L1 positive and PD-L1 negative tumors, with a cORR of 27% in the TPST-1120 arm compared to 7% for the control arm in PD-L1 negative tumors

•	40% of the patients in the TPST-1120 arm were on treatment (16/40) compared to 16.7% in the atezolizumab + bevacizumab control arm (5/30)

•	72.5% of the patients on the TPST-1120 arm were on study (29/40), compared to 46.7% on the atezolizumab + bevacizumab control arm (14/30)

•	TPST-1120 remains well tolerated, with safety data comparable between the two arms

•	The randomized arms were generally well balanced at baseline

Secondary endpoints include DoR, PFS, and OS, which are not fully mature as of the data cut. In Roche’s IMbrave150 Phase 3 trial, confirmed ORR benefit correlated with overall survival (OS) benefit.2

Enrollment began in fall of 2021 and the cutoff date for these data was April 20, 2023. Tempest expects the data set to be jointly presented by Roche and Tempest at a medical meeting at a later date. ORR was determined by RECIST v1.1, and confirmed responses included at least two scans.

Conference Call & Webcast Information

Tempest will host a webcast conference call today, October 11, 2023 at 8:30am ET.

To join the conference call via phone and participate in the live Q&A session, please pre-register online here to receive a telephone number and unique passcode required to enter the call. The live webcast and audio archive of the presentation may be accessed on the investor section of the Tempest website at https://ir.tempesttx.com/. The webcast will be available for replay for 30 days.

About the Randomized Clinical Trial

The Phase 1b/2 global randomized HCC study is part of Roche’s Morpheus program and evaluates TPST-1120 in combination with atezolizumab and bevacizumab versus atezolizumab and bevacizumab, the standard of care, in patients with unresectable or metastatic HCC not previously treated with systemic therapy. The trial enrolled 70 patients to the TPST-1120 arm and contemporaneous control arm at approximately 25 sites worldwide, including in the United States, Europe, and Asia, who received either the TPST-1120 combination or atezolizumab and bevacizumab with primary efficacy endpoint of objective response rate, and key secondary endpoints including PFS and OS. Under the terms of the clinical collaboration agreement, Roche is managing the study operations for this global, multicenter trial and Tempest retains all product rights.

About TPST-1120

TPST-1120 is an oral, small molecule, selective PPARα antagonist wholly-owned by Tempest. Tempest’s data suggest that TPST-1120 treats cancer by targeting tumor cell metabolism directly, as well as by modulating immune suppressive cells and angiogenesis in the tumor microenvironment. In a Phase 1 clinical trial in patients with heavily-pretreated advanced solid tumors, TPST-1120 as monotherapy and in combination with the PD-1 inhibitor nivolumab demonstrated tumor reduction (including according to RECIST criteria), as well as biomarker modulation. TPST-1120 was well-tolerated both as a monotherapy and in combination with nivolumab.

About Hepatocellular Carcinoma

HCC is an aggressive cancer with rising mortality and is projected to become the third leading cause of cancer death by 2030.3 Every year, more than 900,000 people worldwide are diagnosed with HCC.4 Incidence and mortality are highest in East Asia and are increasing in parts of Europe and the US.5 In the US, HCC represents the fastest-rising cause of cancer-related death.3

Nine out of ten cases of HCC are caused by chronic liver disease, which includes chronic hepatitis B and C infection, non-alcoholic fatty liver disease (NAFLD), non-alcoholic steatohepatitis (NASH), alcohol-related liver disease (ALD) and cirrhosis resulting from these conditions.6

Even if diagnosed in the early stage, an estimated 70-80% of people with early-stage HCC experience disease recurrence following surgery.7 Early recurrence is associated with poorer prognosis and shorter survival.5,8 Tumor size, number of tumors, and portal vein invasion are associated with an increased risk of recurrence.6

About Tempest Therapeutics

Tempest Therapeutics is a clinical-stage oncology company advancing small molecules that combine both tumor-targeted and immune-mediated mechanisms with the potential to treat a wide range of tumors. The company has a diverse portfolio of novel programs ranging from early research to investigation in a randomized global study in first-line cancer patients. The company’s two novel clinical programs, TPST-1120 and TPST-1495, target PPARα and EP2/EP4, respectively, and are advancing through trials designed to study the agents as monotherapies and in combination with approved agents. Tempest is also developing an orally available inhibitor of TREX1, a target that controls activation of the cGAS/STING pathway. Tempest is headquartered in Brisbane, California. More information about Tempest can be found on the company’s website at www.tempesttx.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) concerning Tempest Therapeutics, Inc. (“Tempest Therapeutics”). These statements may discuss goals, intentions, and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Tempest Therapeutics, as well as assumptions made by, and information currently available to, management of Tempest Therapeutics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “could”, “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. All statements that are not historical facts are forward-looking statements, including any statements regarding the availability of data from clinical trials, the favorable results of clinical trials, the ability of the company or its collaborators to present such data at certain conferences, and the ability of the company to advance discussions with potential partners to explore the development of TPST-1120. Forward-looking statements are based on information available to Tempest Therapeutics as of the date hereof and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. These and other risks are described in greater detail in the Form 10-Q filed by Tempest Therapeutics with the Securities and Exchange Commission on August 10, 2023. Except as required by applicable law, Tempest Therapeutics undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Tempest Therapeutics’ views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Tempest Therapeutics.

Investor Contacts:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com

[1]	If approved by the FDA
[2]	Ducreux, et. al., Journal of Clinical Oncology 39, no. 15_suppl (May 20, 2021)
[3]	Rahib, L. et al. Projecting cancer incidence and deaths to 2030: the undexpected burden of thyroid, liver, and pancreas cancers in the United States. Cancer Res. 74, 2913-2921 (2014).
[4]	World Health Organization. Liver Cancer Factsheet. Globocan. 2020. Available at: https://gco.iarc.fr/today/data/factsheets/cancers/11-Liver-fact-sheet.pdf. Last accessed: April 2023.
[5]	Llovet, J. M., Kelley, R. K., Villanueva, A., et al. Hepatocellular carcinoma. Nature Reviews Disease Primers. 2021, 7(1), 6.
[6]

Office for Health Improvement & Disparities. Liver disease profiles: November 2021 update. Available at: https://www.gov.uk/government/statistics/liver-disease-profiles-november-2021-update/liver-disease-profiles-november-2021-update. Last accessed: April 2023.

[7]

Hack SP, Spahn J, Chen M et al. IMbrave 050: a Phase III trial of atezolizumab plus bevacizumab in high-risk hepatocellular carcinoma after curative resection or ablation. Future Oncology. 2020 May;16(15):975-989.

[8]

Saito A, Toyoda H, Kobayashi M et al. Prediction of early recurrence of hepatocellular carcinoma after resection using digital pathology images assessed by machine learning. Modern Pathology. 2021. 34, 417-425.